ALICO REPORTS SECOND QUARTER EARNINGS

La Belle, FL., May 10, 2010 -- Alico, Inc. (NASDAQ: ALCO), a land management company, announced net income for the three months ended March 31, 2010 of $1.9 million or $0.26 per share, compared with net income of $2.1 million or $0.28 per share, for the three months ended March 31, 2009. Alico recorded a net loss for the six months ended March 31, 2010 of $20 thousand or $0.00 per share, compared with net income of $1.9 million or $0.25 per share for the six months ended March 31, 2009. The Company received a one time vendor settlement of $7.0 million during the quarter ended March 31, 2009 which caused net income for the quarter and six months ended March 31, 2009 to exceed net income for the quarter and six months ended March 31, 2010.

Operating revenues were $31.7 million and $33.3 million during the three months ended March 31, 2010 and 2009, respectively and $45.8 million and $53.6 million for the six months ended March 31, 2010 and 2009, respectively. Operations produced a profit of $2.3 million during the three months ended March 31, 2010, compared with a loss of $1.8 million during the three months ended March 31, 2009. For the six months ended March 31, 2010, operations produced a profit of $1.2 million compared with a loss from operations of $2.5 million during the six months ended March 31, 2009. The increase in operating profit was primarily due to improved profits from agriculture operations, coupled with lower general and administrative costs.

JD Alexander, President and Chief Executive Officer, noted, “We are pleased that our operations are once again showing positive results. Our ongoing commitment to cost reductions in every area of the Company is beginning to yield results. Additionally, we have seen price improvements for several of our commodities, most notably citrus, sugarcane and cattle. We look forward to continuing to report improved results as the full effect of our cost reduction initiatives come to fruition.”

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

JD Alexander

LaBelle, Florida

(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements"' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, such as the expectation that the Company will continue to report improved results, involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.